Exhibit 99.1

Tactile Medical Enters Exclusive U.S. Distribution Agreement with ElastiMed for its MyoSleeve™ Wearable Compression Device for VA and DoD Patients

Discreet, Battery-Powered Device Reaches Patients at Earlier Stages of Disease Progression

MINNEAPOLIS, July 13, 2026 (GLOBE NEWSWIRE) -- Tactile Systems Technology, Inc. (“Tactile Medical”; the “Company”) (Nasdaq: TCMD), a medical technology company providing therapies for people with chronic disorders, today announced it has entered into an exclusive distribution agreement with ElastiMed, Inc. to bring MyoSleeve™, its discreet, wearable non-pneumatic compression device for the lower leg, to Department of Veterans Affairs (VA) and Department of Defense (DoD) patients across the United States. MyoSleeve expands Tactile Medical’s established market-leading portfolio by providing a new treatment option for appropriately selected patients in earlier stages of chronic swelling who may not yet require more intensive compression therapy. MyoSleeve may also be appropriate as a complementary treatment to a traditional pneumatic compression device and for patients who struggle with conservative therapy, or those with mobility-limiting cases.

Wrapped around the calf with the ability to be worn beneath clothing, MyoSleeve uses electroactive polymer technology to deliver dynamic compression through flexible bands that contract in sequence. The battery-powered device is designed as an all-in-one therapy option, operating without tubing, cords, or an external controller, and quietly delivers intermittent therapy while patients go about daily activities. MyoSleeve has received U.S. Food and Drug Administration 510(k) clearance and is indicated for the treatment of chronic swelling, including chronic edema, lymphedema, and venous insufficiency.

Under the agreement, Tactile Medical holds exclusive U.S. distribution rights for MyoSleeve within the VA and DoD systems. In connection with these exclusive distribution rights, the Company made an upfront payment of $3 million to ElastiMed. The Company also committed to certain minimum purchase obligations and marketing and sales promotion as it supports ElastiMed’s growth. The Company expects to leverage its established sales organization, billing and payment expertise, and patient support infrastructure to drive MyoSleeve commercialization and support ongoing market access initiatives. MyoSleeve is available by prescription, and appropriate patient selection is determined by the treating clinician.

“Our agreement with ElastiMed adds a differentiated, wearable compression option to Tactile Medical’s portfolio and reflects our strategy of expanding access to patient-focused solutions across the continuum of chronic swelling care,” said Sheri Dodd, Chief Executive Officer of Tactile Medical. “For the right patient, MyoSleeve offers unobtrusive compression therapy that fits into daily life, giving patients the freedom to stay mobile while engaged in their own care.”

"Partnering with Tactile Medical gives MyoSleeve a direct path to certain patients with chronic swelling who want to stay active while getting the treatment they need,” said Omer Zelka, Chief Executive Officer of ElastiMed. “It is the first ambulatory all-in-one, cable-free, clinical-grade solution for patients with venous and lymphatic conditions. This partnership enables the first commercial introduction of MyoSleeve through a trusted and market-leading medical device partner."

"Compression therapy is not one-size-fits-all. Clinicians achieve the best outcomes when they have a range of options that can be matched to disease severity, anatomy, and lifestyle," said Tony Gasparis, MD, Chief Medical Officer of Tactile Medical. "MyoSleeve introduces an important new option for appropriately selected patients with lower-leg swelling, offering active compression that is well-suited for earlier stages of disease, where consistent therapy adherence is key to slowing disease progression. Importantly, MyoSleeve is designed to complement — not replace — advanced pneumatic compression therapies, which remain the standard of care for patients with more extensive or advanced disease."

For more information about MyoSleeve, please visit https://tactilemedical.com/myosleeve/.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic inflammatory lung disease by helping them live better and care for themselves. Tactile Medical collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

About ElastiMed, Inc.

ElastiMed is a commercial-stage medical device company developing wearable therapeutic devices based on electroactive polymer (EAP) technology, designed to deliver dynamic compression in a comfortable, low-profile, and easy-to-use form.

Investor Inquiries:

Sam Bentzinger

Gilmartin Group

investorrelations@tactilemedical.com